Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in the Registration Statement 333-150655 on Form S-1 of Biomet Inc. and subsidiaries of our report dated July 25, 2007, except for Notes 5 and 13 as to which the date is April 29, 2008, with respect to the consolidated statements of operations, shareholders’ equity and cash flows and the financial statement schedule of Biomet, Inc. and subsidiaries for the year ended May 31, 2007, included in this Annual Report on Form 10-K for the year ended May 31, 2009.

/s/ ERNST & YOUNG LLP

August 14, 2009
Indianapolis, Indiana